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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 3 )*

                           Agile Software Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   00846X105
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Page 1 of 9 pages

CUSIP No.  00846X105                                          Page 2 of 9 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Mohr, Davidow Ventures IV, L.P. ("MDV IV")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        2,713,498  shares,  except  that  Fourth  MDV  Partners,
                        L.L.C.  ("Fourth MDV Partners"),  the general partner of
                        MDV IV,  may be deemed to have sole  voting  power,  and
                        Lawrence   G.  Mohr   ("Mohr"),   William   H.   Davidow
                        ("Davidow"),  Jonathan D. Feiber  ("Feiber"),  and Nancy
                        Schoendorf  ("Schoendorf"),  the  members  of Fourth MDV
                        Partners,  may be  deemed to have  shared  power to vote
                        these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH                --------------------------------------------------------
  REPORTING       7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                2,713,498 shares,  except that Fourth MDV Partners,  the
                        general  partner  of MDV IV,  may be deemed to have sole
                        dispositive  power,  and  Mohr,  Davidow,   Feiber,  and
                        Schoendorf,  the members of Fourth MDV Partners,  may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,713,498 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.58 %
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 3 of 9 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Fourth MDV Partners, L.L.C. ("Fourth MDV Partners")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        2,713,498 shares, all of which are directly owned by MDV
                        IV. Fourth MDV Partners,  the general partner of MDV IV,
                        may be  deemed  to have  sole  voting  power,  and Mohr,
                        Davidow,  Feiber, and Schoendorf,  the members of Fourth
                        MDV Partners, may be deemed to have shared power to vote
                        these shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              See response to row 5.
    EACH
  REPORTING
   PERSON
    WITH
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        2,713,498 shares, all of which are directly owned by MDV
                        IV. Fourth MDV Partners,  the general partner of MDV IV,
                        may be deemed to have sole dispositive  power, and Mohr,
                        Davidow,  Feiber, and Schoendorf,  the members of Fourth
                        MDV  Partners,  may be  deemed to have  shared  power to
                        dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,713,498 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.58%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 4 of 9 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Lawrence G. Mohr, Jr. ("Mohr")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER
                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              2,713,498  shares.  Mohr is a managing  member of Fourth
    EACH                MDV  Partners,  the general  partner of MDV,  and may be
  REPORTING             deemed to have shared power to vote these shares.
   PERSON
    WITH
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                         0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,713,498  shares.  Mohr is a managing  member of Fourth
                        MDV  Partners,  the general  partner of MDV,  and may be
                        deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,713,498 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.58%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 5 of 9 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      William H. Davidow ("Davidow")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              2,769,579  shares, of which 2,713,498 are directly owned
    EACH                by MDV IV,  20,464  are  held  by  William  H.  Davidow,
  REPORTING             Trustee of the Davidow  Family Trust Dated July 26, 1991
   PERSON               and 35,617 are directly  owned by Chachagua  Partnership
    WITH                ("Chachagua").  Davidow is a  managing  member of Fourth
                        MDV Partners, the general partner of MDV, and a general partner of Chachagua, and may be deemed to have shared power to vote these shares. Davidow disclaims beneficial ownership of the securities held by Chachagua except to the extent of his indirect pecuniary interest therein.

                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER
                        2,769,579 shares, of which 2,713,498 are directly owned by MDV IV, 20,464 are held by William H. Davidow, Trustee of the Davidow Family Trust Dated July 26, 1991 and 35,617 are directly owned by Chachagua. Davidow is a managing member of Fourth MDV Partners, the general partner of MDV, and a general partner of Chachagua, and may be deemed to have shared power to dispose of these shares. Davidow disclaims beneficial ownership of the securities held by Chachagua except to the extent of his indirect pecuniary interest therein.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,769,579 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.69%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 6 of 9 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Jonathan D. Feiber ("Feiber")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        0 shares.



  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              3,007,815  shares, of which 2,713,498 are directly owned
    EACH                by MDV IV and 294,317  are held by  Jonathan D.  Feiber,
  REPORTING             Trustee of the  Feiber-Buhr  Family  Trust  U/D/T  Dated
   PERSON               October 27, 1995.  Feiber is a managing member of Fourth
    WITH                MDV  Partners,  the general  partner of MDV,  and may be
                        deemed to have shared power to vote these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER
                        0 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        3,007,815, of which 2,713,498 are directly owned by MDV IV and 294,317 are held by Jonathan D. Feiber, Trustee of the Feiber-Buhr Family Trust U/D/T Dated October 27, 1995. Feiber is a managing member of Fourth MDV Partners, the general partner of MDV, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,007,815 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.18%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  00846X105                                          Page 7 of 9 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Nancy J. Schoendorf ("Schoendorf")
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        349,320 shares.
  NUMBER OF             --------------------------------------------------------
   SHARES         6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              2,713,498 shares, all of which are directly owned by MDV
    EACH                IV.  Schoendorf  is a  managing  member  of  Fourth  MDV
  REPORTING             Partners,  the  general  partner  of MDV IV,  and may be
   PERSON               deemed to have shared power to vote these shares.
    WITH
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        349,320 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        2,713,498 shares, all of which are directly owned by MDV
                        IV. Schoendorf is a managing member of Fourth MDV Partners, the general partner of MDV IV, and may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      3,062,818 shares.
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |X| Excludes 44,898 shares held by spouse of Reporting Person
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      6.29%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

This Amendment No. 3 amends the Statement on 13(G) (including previous amendments thereto) (as previously amended, the "Original Statement") filed by Mohr, Davidow Ventures IV, L.P., a Delaware limited partnership ("MDV IV"), MDV IV Entrepreneurs' Network Fund, L.P., a Delaware limited partnership ("MDV IV Entrepreneurs' Network Fund"), Fourth MDV Partners, L.L.C., a Delaware limited liability company ("Fourth MDV Partners"), Lawrence G. Mohr ("Mohr"), William H. Davidow ("Davidow"), Jonathan D. Feiber ("Feiber"), and Nancy J. Schoendorf ("Schoendorf"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons". Only those items as to which there has been a change to the Original Statement are included in this Amendment No. 3.

Item 4.      Ownership.

             The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2002:

             (a)  Amount beneficially owned:

                  See Row 9 of cover page for each Reporting Person.

             (b)  Percent of class:

                  See Row 11 of cover page for each Reporting Person.

             (c)  Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote

                       See Row 5 of cover page for each Reporting Person.

                  (ii) Shared power to vote or to direct the vote

                       See Row 6 of cover page for each Reporting Person.

                 (iii) Sole power to dispose or to direct the disposition of

                       See Row 7 of cover page for each Reporting Person.

                  (iv) Shared power to dispose or to direct the disposition of

                       See Row 8 of cover page for each Reporting Person.

                                   SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 11, 2003


                         By:      /s/ Nancy J. Schoendorf
                                  ----------------------------------------------
                                  Nancy J. Schoendorf, individually, and on
                                  behalf of MDV IV, in her capacity as a
                                  managing member of Fourth MDV Partners, the
                                  general partner of MDV IV, on behalf of MDV IV Entrepreneurs' Network Fund, in her capacity as a managing member of Fourth MDV, the general partner of MDV IV Entrepreneurs' Network Fund, and on behalf of Fourth MDV Partners in her capacity as a managing member thereof.

                         By:      /s/ William H. Davidow
                                  ----------------------------------------------
                                  William H. Davidow

                         By:      /s/ Jonathan D. Feiber
                                  ----------------------------------------------
                                  Jonathan D. Feiber

                         By:      /s/ Lawrence G. Mohr, Jr.
                                  ----------------------------------------------
                                  Lawrence G. Mohr, Jr.